                                                                   EXHIBIT 10.34

       SUMMARY OF DIRECTOR AND EXECUTIVE OFFICER COMPENSATION ARRANGEMENTS

Compensation Arrangements for Directors

      EnPro Industries, Inc. (the "Company") has an arrangement to pay non-employee members of the Company's board of directors compensation for their service on the board. Effective January 1, 2005, each non-employee member of the Company's board of directors receives an annual retainer of $63,000, $38,000 of which is paid in cash and $25,000 of which is paid in phantom shares of our common stock for the first 10 years of a director's service on the board. In addition, each non-employee director receives $1,000 per meeting for each board and committee meeting attended (including telephonic meetings). Meeting fees are paid to any non-employee director who attends a committee meeting, even if the director does not serve on the committee. Each non-employee director who serves as a committee chairman also receives an additional $4,000 annually, and the non-executive chairman of the board receives an additional monthly fee of $15,000.

      At the Company's 2005 annual meeting, its shareholders will consider certain amendments to the Company's Amended and Restated 2002 Equity Compensation Plan, including an amendment to allow phantom shares to be issued under the plan to non-employee directors. If the shareholders approve these amendments, then the phantom shares awarded to directors as part of their annual retainers will be awarded under that plan beginning in 2005. When a director retires from the board, phantom shares awarded under the Amended and Restated 2002 Equity Compensation Plan, as so amended, will be paid out in the form of one share of the Company's common stock for each phantom share, with the value of any fractional phantom shares paid in cash. If the shareholders do not approve the amendments to the Amended and Restated 2002 Equity Compensation Plan, the phantom shares awarded to directors as part of their annual retainers will continue to be awarded under the Company's Outside Directors' Phantom Share Plan, which is filed as Exhibit 10.12 to this Annual Report on Form 10-K.

      Non-employee directors may also participate in the Company's Deferred Compensation Plan for Non-Employee Directors, which is filed as Exhibit 10.11 to this Annual Report on Form 10-K.

Compensation Arrangements for Named Executive Officers

      The Company has certain compensation arrangements, as described below, with its chief executive officer and its four other most highly compensated executive officers, based on 2004 base salaries and bonuses (such five officers, the "named executive officers"). Compensation information for each of these individuals will be disclosed in the Company's proxy statement for its 2005 annual meeting. Each of these officers is an "at-will" employee who serves at the pleasure of the board of directors.

      Base Salary

      The board of directors sets the annual base salary for each of the named executive officers and has the discretion to change the salary of any of the officers at any time. For 2005, the annual base salaries for the named executive officers are as follows:

NAMED EXECUTIVE OFFICER                 BASE SALARY
-----------------------                 -----------
Ernest F. Schaub                        $600,000
William Dries                           $310,000
Richard L. Magee                        $280,000
Richard C. Driscoll                     $270,000
Robert D. Rehley                        $153,000

      Perquisites and Tax Gross-Up Payments

      The named executive officers receive certain perquisites, any of which the board of directors could determine at any time to discontinue. These perquisites consist of payments for an automobile allowance, financial counseling and excess liability insurance for each officer, for social club expenses for Messrs. Schaub, Dries, Magee and Driscoll, and for Mr. Schaub personal use of Company-provided aircraft. The named executive officers also receive tax gross-up payments to compensate them for income taxes incurred as a result of certain of these perquisites. The board could determine at any time to discontinue the practice of providing tax gross-up payments.

      Retirement Plan

      The Company maintains a non-qualified Supplemental Executive Retirement Plan (the "SERP") in which each of the named executive officers except Mr. Rehley currently participates. Each participant under the SERP earns an additional benefit, payable at retirement, equal to the combined benefit for the participant's first 15 years of service with the Company under the Retirement Program for EnPro Industries, Inc. and Affiliated Companies, a tax-qualified defined benefit pension plan for salaried employees that is described in the proxy statement for the Company's 2004 annual shareholders' meeting, and the EnPro Industries, Inc. Defined Benefit Restoration Plan, which is filed as
Exhibit 10.33 to this Annual Report on Form 10-K. The SERP takes into account service only for periods beginning on or after June 1, 2002 for this purpose. Benefits under the SERP are payable in a single cash payment as soon as administratively practicable after the participant's termination of employment.